EXHIBIT 10.1

INVESTMENT MANAGEMENT AGREEMENT
THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), made as of the 19th day of January, 2017, by AHT SMA, LP, a Delaware limited partnership and wholly-owned subsidiary of Ashford Hospitality Trust, Inc. (hereinafter called the “Client”), and ASHFORD INVESTMENT MANAGEMENT LLC, a Delaware limited liability company and indirect subsidiary of Ashford Inc. (hereinafter called the “Manager”).
WITNESSETH:
WHEREAS, the Client desires to retain and appoint the Manager as investment manager of the Client and to delegate to the Manager certain rights, powers, duties and discretion under this Agreement, and the Manager desires to accept such appointment and delegation, pursuant to the provisions of this Agreement.
THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Appointment and Status as Investment Manager.
a.    The Client hereby appoints the Manager as the “Investment Manager” with respect to the Account (as defined below). The Manager does hereby accept said appointment and by its execution of this Agreement the Manager represents, warrants and covenants that (i) it is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”); (ii) it has all requisite authority and licenses to perform its obligations under this Agreement; (iii) the terms of this Agreement do not conflict with any obligation by which the Manager is bound, whether arising by contract, operation of law or otherwise; and (iv) this Agreement has been duly authorized by the Manager by all appropriate action, and constitutes the valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms. The Manager shall make applicable regulatory filings with respect to its advisory role on the Account.
b.    Subject to the Investment Guidelines (as defined below) and this Agreement, the Manager serves as the investment manager to the Account and, in that capacity, has full discretion and authority, without obtaining the prior approval of any officer or other agent of the Client: (i) to effect any and all transactions and investments on behalf of the Account; (ii) to determine all matters relating to the manner, method and timing of transactions and to engage consultants and analysts in connection therewith; (iii) to select brokers, dealers, futures commission merchants, banks and other intermediaries by or through whom such transactions will be executed or carried out; (iv) to trade on margin; (v) to borrow funds from banks, futures commission merchants, brokers and other lenders and pledge the securities or other portfolio assets as collateral therefor, and otherwise to utilize any lines of credit, credit balances or overdraft privileges available to the Account; (vi) to direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting portfolio transactions for the Account; (vii) to exercise all voting and other powers and privileges attributable to any investments held for the Account hereunder; and (viii) to make and execute all such documents and to take all such other actions as the Manager considers necessary or appropriate to carry out its investment management duties hereunder (including, but not limited to, the engagement of third party service providers on behalf of the Account).

c.    The Client hereby designates the Manager as the commodity pool operator (the “CPO”) for the Account with complete authority and responsibility for compliance with the U.S. Commodity Exchange Act and the regulations promulgated thereunder, including the authority to perform any and all duties required of a CPO (i) that is exempt from registration under the regulations of the U.S. Commodity Futures Trading Commission (the “CFTC”) and (ii) that is in compliance with CFTC Rule 4.13(a)(3), including the filing of a notice of exemption under Rule 4.13(a)(3) with the CFTC.

2.
Representations by and Obligations of the Client. The Client represents and warrants that: (a) it has all requisite authority and licenses to appoint the Manager and perform its obligations under this Agreement; (b) it is not an “investment company” as defined by the Investment Company Act of 1940, as amended (the “Investment Company Act”), a “private investment company” as defined by Rule 205-3 under the Advisers Act, or a “business development company” as defined by Section 202(a)(22) of the Advisers Act; (c) the terms of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise; (d) this Agreement has been duly authorized by the Client by all appropriate action, and constitutes the valid and binding obligation of the Client, enforceable against the Client in accordance with its terms; and (e) the Account is not subject to the Employee Retirement Income Security Act of 1974, as amended.

The Client acknowledges that, in compliance with applicable anti-money laundering laws, regulations and orders, the Manager may be required to release or share information provided by the Client or about the Client to relevant regulatory or police authorities.
The Client shall provide a properly completed IRS Form W-9, W-8BEN, W-8IMY or W-8EXP or other applicable U.S. tax status form and any information required to comply with Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, in each case as reasonably requested by the Manager (i) upon the execution of this Agreement, (ii) promptly upon reasonable demand by the Manager, and (iii) promptly upon any form previously provided becoming obsolete, incorrect or expired.

3.
Management Services. The Manager shall be responsible for the investment and reinvestment of those assets designated in writing by the Client as subject to the Manager’s management (which assets, together with all additions, substitutions and alterations thereto made pursuant to the terms of this Agreement are hereinafter called the “Account”) in accordance with the investment guidelines attached hereto as Exhibit A (the “Investment Guidelines”). The Account may include all securities and instruments permitted by the Investment Guidelines. It is the Manager’s policy to allocate investment opportunities fairly and equitably over time. This means that such opportunities will be allocated among the Account and other accounts that the Manager may manage (“Other Accounts”) for which participation in the respective opportunity is considered appropriate, taking into account a variety of considerations, among others, such as: (a) whether the risk-return profile of the proposed investment is consistent with the account’s objectives, whether such objectives are considered (i) solely in light of the specific investment under consideration or (ii) in the context of the portfolio’s overall holdings; (b) the potential for the proposed investment to create an imbalance in the account’s portfolio; (c) liquidity requirements of the account; (d) potentially adverse tax consequences; (e)  legal or regulatory restrictions that would or could limit an account’s ability to participate in a proposed investment; (f) structural and/or financing restrictions; (g) the need to re-size risk in the account’s portfolio;

(h) redemptions and subscriptions and (i) others as may be agreed from time to time. Such considerations are expected to generally dictate an allocation between the Account and any Other Accounts pro rata on the basis of their respective net asset values. However, such considerations may also result in allocations among the Account and any Other Accounts on other than a pro rata basis. The Client acknowledges that the Manager may manage Other Accounts now or in the future. The Client does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent and attorney in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Account, including without limitation, the power to execute swap, futures, options and other agreements, including collateral agreements, with counterparties (but not to open and close accounts in connection therewith, which requires Client approval), on the Client’s behalf as the Manager deems appropriate from time to time in order to carry out the Manager’s responsibilities hereunder. The Client shall, for so long as this Agreement is in effect, retain no rights to dispose or vote the securities in the Account. Said powers, duties and responsibilities shall be exercised exclusively by the Manager pursuant to and in accordance with its fiduciary responsibilities and the provisions of this Agreement. In addition, in accordance with the Manager’s guidelines in effect from time to time and its fiduciary duties to the Client, the Manager or its agent is authorized, but shall not be required, to: (1) vote, tender or convert any securities in the Account; (2) execute waivers, consents and other instruments with respect to such securities; (3) endorse, transfer or deliver such securities; or (4) consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; provided that the Manager shall not incur any liability to the Client by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith.

4.
Risk Acknowledgment. The Client acknowledges that the Manager does not guarantee the future performance of the Account, or any specific level of performance, nor the success of the Manager’s overall management of the assets subject to the Investment Guidelines or this Agreement.

5.	Investment Costs and Expenses. The Manager and Client agree that all investment costs and expenses incurred pursuant to this Agreement shall be paid in accordance with Schedule 6 attached hereto.

6.
Accounting and Reports. At such intervals as shall be mutually agreed upon between the parties, the Manager shall furnish the Client with appraisals of the Account, performance tabulations, a summary of purchases and sales and such other reports as shall be agreed upon from time to time. The Manager shall also reconcile accounting, transaction, and asset-summary data with custodian reports at times that are mutually agreeable to the Manager and the Client. In addition, the Manager shall promptly communicate and resolve any significant discrepancies with the custodian.

7.
Other Services. The Manager shall, on invitation and at times and locations that are mutually agreeable to the Manager and Client, attend meetings with representatives of the Client to discuss the position of the Account and the immediate investment outlook.

8.	No Compensation. Unless otherwise mutually agreed, and except as provided in Schedule 6, the Manager shall not be compensated by the Client for its services hereunder.

9.
Custodian. The securities in the Account shall be held by a custodian duly appointed by the Client, and the Manager is authorized to give instructions to the custodian with respect to all investment decisions regarding the Account. Nothing contained herein shall be deemed to authorize the Manager to take or receive physical possession or custody of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Manager’s direction shall rest upon the custodian. The Manager shall not have responsibility, liability, duty, or obligation with respect to the acts, omissions or other conduct of the custodian, including investment by the custodian of cash in the Account, pricing, reporting functions, the security of data maintained by the Account, whether electronically stored or otherwise, or the custodian’s failure to obtain and maintain adequate insurance for the Account, nor for any fees, charges or expenses that may be owed to the custodian. The Client represents that the custodian furnishes the Client with quarterly statements of the Account containing a description of all activity in the Account during the preceding quarter, including all transactions made on behalf of the Account, all contributions and withdrawals made to or from the Account, all fees and expenses charged to the Account and the value of the Account at the beginning and end of the period.

10.	Brokerage.
a.    The Client hereby delegates to the Manager authority to designate the brokers or dealers through whom purchases and sales of securities on behalf of the Account will be made.
b.    In connection with the execution of transactions on behalf of the Account, the Client hereby acknowledges and agrees that in the course of selecting brokers, dealers, futures commission merchants, banks and financial intermediaries to effect transactions for the Account, the Manager may agree to such commissions, fees and other charges on behalf of the Account as it may deem reasonable in the circumstances, taking into consideration all such factors as the Manager deems relevant, including, without limitation, the following: research capabilities and the success of prior research recommendations, ability to efficiently execute difficult trades (such as those in illiquid markets or trades of substantial size), the broker’s risk in positioning a block of securities, commitment of capital, access to new issues, nature and frequency of sales coverage, depth of services provided, including economic or political coverage, arbitrage and option operations, back office and processing capabilities, financial strength, stability and responsibility, efficiency, reputation, access to markets, confidentiality, commission rate, responsiveness to the Manager and the value of research and brokerage and research products and services provided by such brokers. It is understood that the costs of such services will not necessarily represent the lowest costs available and that the Manager is under no obligation to combine or arrange orders so as to obtain reduced charges.

11.
Confidential Information. Any information received by either party to this Agreement relating to the Account, this Agreement or any other information related thereto including, but not limited to, the Account’s holdings (“Confidential Information”), shall be kept confidential by such party who receives such Confidential Information, shall not be used by such party to make investments outside of the Account (provided that nothing shall preclude the receiving party from making any investments outside of the Account pursuant to the receiving party’s research and analysis independent of the Manager’s services under this Agreement), and shall not be disclosed to any other person without the prior written consent of each of the parties to this Agreement, except as follows:
a.    Where disclosure is permitted under the terms of this Agreement;
b.    Where disclosure is required for the purpose of making, acquiring, settling or realizing an investment in accordance with the terms of this Agreement and the Investment Guidelines on behalf of the Account;
c.    Where disclosure is required by law or the order of any court or pursuant to any request or requirement of any government or regulatory authority, bank examiner or statutory auditor;

d.	Where the disclosure is or becomes public by no fault of the other party; or

e.	Where the disclosure is required by any applicable rules and regulations promulgated under the Securities and Exchange Act of 1934, as amended.
The Manager shall be entitled to disclose information received by the Client to the Manager’s affiliates, employees, service providers and professional advisors wherever located with respect to this Agreement (provided that such disclosure is for the sole purpose of supporting the provision of services under this Agreement and such affiliates, employees, service providers and professional advisors are also bound by the same confidentiality obligations as noted above).
Notwithstanding the foregoing, the Client shall be permitted to disclose information about the Account and the Account’s holdings to its investors, affiliates, employees, service providers and professional advisors wherever located with respect to the Account and this Agreement (provided that such persons are bound by obligations no less stringent than those set forth in this Section 11).

12.	Directions to the Manager. All directions by or on behalf of the Client to the Manager shall be in writing.
The Manager shall be fully protected in relying upon any direction in accordance with the previous paragraph with respect to any instruction, direction or approval of the Client, and shall be so protected also in relying upon a certification duly executed on behalf of the Client as to the names of persons authorized to act for it and in continuing to rely upon such certification until receipt of written notice by the Client to the contrary.
The Manager shall be fully protected in acting upon any instrument, certificate or paper believed by it to be genuine and to be signed or presented by the proper persons or to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

13.	Liabilities of the Manager and the Client.
a.    The Manager, any of its affiliated management companies, each direct or indirect member, manager, partner, director, officer and employee of any of the foregoing and, with the approval of the Manager, any agent of any of the foregoing (including their respective executors, heirs, assigns, successors or other legal representatives) (each, an “Indemnified

Person”) shall not be liable to the Client or its affiliates for any loss or damage occasioned by any acts or omissions in the performance of services under this Agreement , or otherwise in connection with the Account, its investments or operations, unless such loss or damage has occurred by reason of the willful misconduct, bad faith or gross negligence of such Indemnified Person or as otherwise required by law; provided, however, that nothing in this Agreement shall be construed as waiving any legal rights or remedies which the Client may have under state or federal securities laws.
b.    Each Indemnified Person shall be indemnified to the fullest extent permitted by law by the Client against any cost, expense (including reasonable attorneys’ fees), judgment or liability incurred by or imposed upon it in connection with any action, suit or proceeding (including any proceeding before any judicial, administrative or legislative body or agency) to which it may be made a party or otherwise be involved or with which it shall be threatened by reason of being or having been the Manager or its having provided services to the Client; provided, however, that the Indemnified Person shall not be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined (i) in a non-appealable decision on the merits in any such action, suit or proceeding, or (ii) on a plea of nolo contendere, to have been incurred or suffered by the Indemnified Person solely by reason of willful misconduct, bad faith or gross negligence by the Indemnified Person. The right to indemnification granted by this Section 13 shall be in addition to any rights to which the Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of such Indemnified Person. The Client shall pay the expenses incurred by the Indemnified Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Indemnified Person to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein. In any suit brought by the Indemnified Person to enforce a right to indemnification hereunder, it shall be a defense that the Indemnified Person or other Person claiming a right to indemnification hereunder has not met the applicable standard of conduct set forth in Section 1(a) or under applicable law. In addition, in any suit in the name of the Client to recover expenses advanced pursuant to the terms of an undertaking, the Client shall be entitled to recover such expenses upon a final adjudication that the Indemnified Person or other person claiming a right to indemnification hereunder has not met the applicable standard of conduct set forth in Section 13(a). In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person or other person claiming a right to indemnification is not entitled to be indemnified, or to an advancement of expenses, hereunder shall be on the Client unless otherwise required by applicable law. The Manager may obtain appropriate insurance on behalf, and at the expense, of the Client to secure the Client’s obligations hereunder.
c.    To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Client or its affiliates, an Indemnified Person acting under this Agreement shall not be liable to the Client or its affiliates for its good faith reliance on the provisions of this Agreement; provided that such Indemnified Person’s acts or omissions do not constitute willful misconduct, bad faith or gross negligence.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

d.    Each Indemnified Person shall be deemed a third-party beneficiary (to the extent not a direct party hereto) of this Agreement and, in particular, the provisions of this Section 13.

14.
Non-Exclusive Management. The Client understands that the Manager and its affiliates may furnish investment management and advisory services to others, and that the Manager and such affiliates shall be at all times free, in its or their discretion, to make recommendations to others which may be the same as, or may be different from, those made for the Account.

15.
Allocation of Orders. All allocations of orders for both the Client and any other clients sharing the same or substantially similar investment guidelines shall be distributed to Client on a basis determined by the Manager to be fair and equitable over time.

16.
Conflict of Interest; Affiliated Transactions. The Manager will abide by all applicable laws, as well as its policies and procedures in connection with conflicts of interest, affiliated transactions, cross trades, agency cross trades and similar matters.

17.	Effective Period of Agreement and Amendments. This Agreement shall become effective on the date hereof. Any amendment to this Agreement shall be written and signed by both parties to this Agreement.

18.
Deposits and Withdrawals. Unless otherwise set forth in the Investment Guidelines, the Client may deposit additional assets into the Account at such times and in such amounts as the Client and the Manager may mutually agree. The Client may withdraw assets from the Account at the end of any month upon forty-five (45) days’ prior written notice to the Manager. The Manager may always waive the notice requirements of this Section 18 and generally permit withdrawals by Client upon shorter notice periods.

19.
Termination of Agreement. Each of the Manager and the Client may terminate this Agreement at any time upon forty-five (45) days’ prior written notice to the other party and upon receiving or giving the written notice of termination, the Client may instruct the Manager to either commence liquidation of the Account’s investments or continue to manage the account pursuant to the Investment Guidelines. Notwithstanding the foregoing, the Manager and Client may mutually determine to terminate this Agreement at any time.

20.
Assignment. This Agreement may not be assigned, nor may any obligations hereunder be transferred or delegated, by either party without the prior written consent of the other, except that, without the prior written consent of the Client, the Manager may assign its rights and obligations under this Agreement to an affiliate. Any assignment made without the required consent shall be null and void for all purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

21.
Severable. Any term or provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any jurisdiction.

22.	Applicable Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES THERETO, THE PARTIES

EXPRESSLY AGREE THAT ALL TERMS AND PROVISIONS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

23.	Notices. All notices required or permitted to be sent under this Agreement shall be sent, if to the Manager:

if to the Client:    AHT SMA, LP
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254
Attention: David A. Brooks, Vice President
or by Email: DBrooks@AshfordInc.com

if to the Manager:    Ashford Investment Management, LLC
14185 Dallas Parkway
Suite 655
Dallas, Texas 75254
Attention: Jim Plohg, Chief Compliance Officer
or by Email: jplohg@ashfordim.com

or such other name or address as may be given in writing to the other party. All notices hereunder shall be sufficient if delivered by mail or email. Any notices shall be deemed given only upon actual receipt.

24.	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

25.
Entire Agreement. This Agreement, including any and all Exhibits attached hereto, sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. All prior discussions, negotiations and agreements, whether oral or written, with respect to the subject matter hereof are superseded hereby and incorporated herein.

26.
No Third Party Beneficiaries. Neither party intends for this Agreement to benefit any third party not expressly named in this Agreement. Notwithstanding the foregoing, each of the Indemnified Persons described in Section 13 shall be third party beneficiaries of this Agreement with respect to the matters set forth in Section 13.

27.	Expenses. Each party shall bear its own expenses related to the preparation and negotiation of this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
CLIENT:

AHT SMA, LP
a Delaware limited partnership

By:	AHT SMA GP, LLC,
a Delaware limited liability company,
its General Partner

By:	/s/ DAVID A. BROOKS
David A. Brooks, Vice President

MANAGER:

ASHFORD INVESTMENT MANAGEMENT, LLC
a Delaware limited liability company

By:	AIM MANAGEMENT HOLDCO, LLC
a Delaware limited liability company,
its manager

By:	/s/ ROB HAYS
Rob Hays, Manager

EXHIBIT A
INVESTMENT GUIDELINES
Subject to the terms and conditions of this Agreement, Manager shall manage the Account by investing in securities based on an allocation model communicated by Client to Manager from time to time in writing.

-Exhibit A

SCHEDULE 6
COSTS AND EXPENSES

Organizational Expenses. The Client shall bear all costs and expenses of the establishment and ongoing maintenance of the Account.

Investment and Operational Expenses. The Client bears all costs and expenses directly related to its investment program conducted through the Account, including, but not limited to, all costs, fees and expenses directly related to investments or prospective investments (whether or not consummated) for the Account, including research and due diligence costs related to an investment; brokerage commissions and other execution and transaction costs, interest on, and commitment fees and expenses arising out of, debit balances or borrowings; exchange, clearing and settlement charges; technology-related trading costs, including, but not limited to, order management and accounting systems; fees and expenses of any third-party providers of “back office” and “middle office” services relating to trade settlement; market data and analytics services, including, but not limited to, Bloomberg terminals and data services provided through Bloomberg; travel expenses; appraisal fees; specific expenses incurred in obtaining, maintaining or performing systems, research and other information, including information service subscriptions, utilized with respect to the Account’s investment program, including, without limitation, for portfolio management, valuations and accounting purposes, including the costs of statistics and pricing services, service contracts for quotation equipment and related hardware, software, phone and internet charges; investment banking fees and expenses; borrowing charges on investments sold short; custody fees; and fees of consultants and finders relating to investments or prospective investments of the Account; any withholding, transfer or other taxes imposed on, or payable by, the Client; and any expenses relating to organizing investment subsidiaries through which investments may be made.

The Client also bears all out-of-pocket costs of the administration of the Account, including, but not limited to, any governmental, regulatory, compliance, licensing, filing or registration fees incurred by the Manager in compliance with the rules of any self-regulatory organization or any federal, state or local or other applicable laws; to the extent permitted by applicable law, any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Manager in its capacity as such, or otherwise, involving Account activities; the cost of the audit (if any) of the Account; the fees and expenses for financial and tax accounting, bookkeeping and reporting services, and administrative services performance by any person on behalf of the Account; the fees and expenses of the Manager’s counsel in connection with advice directly relating to the Account’s legal affairs and tax-related or regulatory-related issues; the costs of any litigation or investigation involving activities of the Account; the costs and fees of any outside appraisers, accountants, administrators, attorneys or other experts engaged by the Manager; the costs and expenses associated with meetings with the Client; the costs associated with maintaining “directors and officers” or similar liability insurance for the benefit of the Manager; all reasonable costs and expenses associated with reporting and providing information to the Client; and any costs or expenses of winding up and liquidating the Account.
However, the Manager may, in its sole discretion, choose to absorb any such expenses incurred on behalf of the Client.

Manager Expenses. The Client also bears every and all cost and expense of the Manager, including, but not limited to, all costs, expenses and payments for salaries and bonuses; office rent; office supplies; marketing-related expenses; legal and compliance expenses related both to the Account and the Manager; consultant’s fees and expenses, including but not limited to ACA Compliance or similar compliance consultants; all other overhead costs of the Manager, including, without limitation, insurance; computer and trading systems, equipment and software; telephone, fax and email systems; research costs and expenses; and any other operating expenses of the Manager (collectively, “Manager Expenses”). Manager Expenses are, initially, anticipated to be in the range of $1,500,000 - $1,750,000 annually.
A portion of the commissions generated on the Account’s brokerage transactions may generate “soft dollar” credits that the Manager is authorized to use to pay for research and research related services and products used by the Manager.